Exhibit (99)
Press Release

                         VIDEONICS ACQUIRES KUB SYSTEMS

                       Videonics Continues Expansion Into
                       Open Systems and Broadcast Markets

CAMPBELL, CALIF. -- May 29, 1996 -- Videonics Inc., (NASDAQ:VDNX) announced today that it has acquired all of the assets of KUB Systems, Foster City, California, a developer and manufacturer of advanced digital video production equipment for the broadcast, post-production, and institutional video production markets.

Michael D'Addio, Videonics' chief executive officer, commented, "This is a very exciting acquisition. KUB's advanced technology and Videonics' skills in making affordable video production solutions will significantly expand the market for digital video effects products in the future. The current KUB product line, as well as our planned collaboration for the next generation of products, fit very well with the Videonics broadcast market strategy."

He added, "In addition to advanced technology, KUB brings Videonics an experienced team of innovative broadcast video experts." KUB President Dr. Yeshwant Kamath was a co-founder and president of Abekas Systems and previously held engineering positions for Ampex Corporation. He holds three patents in digital video design. Dan Beaulier, KUB's Vice President of Engineering, is also a veteran of Ampex and Abekas and was principal designer for a variety of advanced video products.

Kamath said, "We are thrilled to join forces with Videonics. There is a strong synergy between the two companies. Both companies are innovators and have applied advanced digital and software technology in new ways to create practical, usable tools for video production. The future looks very exciting."

KUB Systems manufactures two computer-based animation and video compositing systems, Zydeco (R) and Calypso (R). The products combine Macintosh-based software and special-purpose real-time video hardware to simplify the creative process for animating video elements and combining them with effects in 3D space. Zydeco and Calypso are all-in-one systems which use a proprietary method to provide state-of-the-art real-time special effects to video productions. The products work with industry standard production systems and can incorporate elements from Adobe Photoshop, Adobe Illustrator, and other applications.

Videonics has become a leader in video editing and post-production equipment through both internal product development and select outside acquisitions. Last year, Videonics acquired Nova Systems of Canton, Connecticut, a leading developer and manufacturer of video frame synchronizers, digital time base correctors and video signal processing equipment used for video and audio post production in the broadcast, cable, video presentation, and video conferencing markets. At approximately the same time, Videonics also acquired a desk top video software producer, Abbate Video of Millis, Massachusetts.

Videonics is a leading designer and manufacturer of affordable, high-quality, digital video post-production equipment. The company's products color, edit and mix raw video footage, as well as add special effects and titles, resulting in professional quality video production. Videonics' equipment is used throughout the world by videographers, as well as business, industry, educational institutions and videophiles. The company has its headquarters in Campbell, Calif. Its stock is traded on the NASDAQ National Market System under the symbol VDNX. Further information on Videonics may be obtained from the company's SEC filings, or by contacting the company directly.

"Calypso" and "Zydeco" are trademarks of KUB Systems. "Adobe Photoshop" and "Adobe Illustrator" are trademarks of Adobe Systems.

                                                         # # #

HOW TO CONTACT VIDEONICS:

Main Phone number: 408-866-8300
Fax: 408-866-4859
Product and Dealer Information: 800-338-3348

Product Support: 408-370-9963

E-mail: info(at)videonics.com
Internet World Wide Web: http://www.videonics.com/
CompuServe: GO VIDEONICS, CompuServe ID 76702,466